Exhibit 99.1

Sino Agro Food, Inc. Reschedules Conference Call

May 23, 2016

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME)

Due to a late scheduling conflict, the Company has postponed its first quarter 2016 results conference call to Friday, June 3, 2016 at 10:00 AM EDT/4:00 PM CET. The dialing instructions remain unchanged, as below.

The Company appreciates your understanding and apologizes for any inconvenience resulting from this change.

Earnings Call Information

To participate in the conference call please use the following information:

SIAF 2016 Q1 Call Information
Date: June 3, 2016	Time: 10:00 AM, EDT/4:00 PM CET
Participant Dialing Instructions:
SE: +46 8 5059 63 06 NO: +47 23 50 05 59 US: + 1 (866) 928-7517	UK: +44 203 139 48 30 CN: +86 400 681 54 21
Conference Pincode 52035826# The earnings call will also be available over the web. To access, click the following link: Sino Agro Q1 2016 Earnings Call

About Sino Agro Food, Inc.

SIAF develops and operates protein food businesses in the People's Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl
Investor Relations	Nordic Countries
+1 (775) 901-0344	+46 (0) 760 495 885
info@sinoagrofood.com	erik.ahl@sinoagrofood.com